John B. Sanfilippo & Son, Inc. Reports First Quarter Fiscal 2024 Results

First Quarter Diluted EPS Increased 12.7% to $1.51 per Share

Elgin, IL, October 31, 2023 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2024 first quarter ended September 28, 2023.

First Quarter Summary

•
Net sales decreased 7.3% to $234.1 million
•
Sales volume decreased 7.3% to 73.2 million pounds
•
Gross profit increased 12.6% to $57.0 million
•
Diluted EPS increased 12.7% to $1.51 per share

CEO Commentary

“We delivered an 12.7% increase in diluted earnings per share for our fiscal 2024 first quarter as the execution of our plan to control costs and invest in growth initiatives was accompanied by a challenging nut category and softness in consumer confidence, which resulted in a decrease in our sales volume. We made a significant marketing investment to re-launch the Orchard Valley Harvest brand in the first quarter, which resulted in a 3.2% year over year sales volume increase for our re-imagined Orchard Valley Harvest brand. We will continue to strategically invest in growth opportunities while identifying operating efficiencies,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“We completed the acquisition of the snack bars business from TreeHouse Foods at the beginning of our second quarter. This transaction significantly accelerates our product diversification strategy, and we now have the capabilities to offer our private label retail partners a broader portfolio of snack bars. This acquisition complements our own internally developed nutrition bars program, which had sales exceeding $1.5 million in the first quarter. We are excited to enter this growing bars category and look forward to unlocking further opportunities to profitably grow this business for our shareholders,” Mr. Sanfilippo stated.

First Quarter Results

Net Sales

Net sales for the first quarter of fiscal 2024 decreased 7.3% to $234.1 million due to a 7.3% decrease in sales volume, which is defined as pounds sold to customers.

Sales Volume

Consumer Distribution Channel (5.8)%

•
Private Brand (5.0)%

The decline in private brand sales volume was primarily driven by fewer promotional programs and lower seasonal sales volume for snack and trail mixes at two current mass merchandising retailers. In addition, a decrease in peanut sales volume at the same two mass merchandisers (as a result of lower consumer consumption) contributed to the overall decline.

•
Branded* (17.0)%

The branded sales volume decrease was mainly attributable to a 30.9% decrease in the sales volume of Fisher snack nuts, which was due in turn to increased competitive pricing pressures, discontinuance of a product line at a mass merchandising retailer and timing of holiday sales orders for a customer in the non-food sector. Sales volume for Fisher recipe decreased 10.8% due to a one-time order at an existing grocery customer in the same quarter of our prior fiscal year that did not recur in the current quarter and timing of holiday sales orders for another grocery customer. Sales volume for Southern Style Nuts decreased 36.6% mainly from reduced distribution and promotional programs at a club store customer.

Commercial Ingredients Distribution Channel (5.5)%

The sales volume decrease was primarily due to a 50.3% decrease in sales volume of peanut crushing stock to peanut oil processors, which in turn was due to reduced peanut shelling in the current quarter compared to the prior year.

Contract Packaging Distribution Channel (19.4)%

The sales volume decrease was mainly due to decreased peanut distribution and timing of holiday sales orders for a major customer.

Gross Profit

Gross profit margin increased to 24.4% of net sales from 20.0% of net sales primarily due to lower acquisition costs for all major tree nuts, which was partially offset by higher acquisition costs for peanuts. In addition, manufacturing efficiencies and decreased peanut sales volume contributed to the increase in gross profit margin. Gross profit increased $6.4 million in the quarterly comparison which was also driven by lower acquisition costs for all major tree nuts and partially offset by decreased sales volume.

Operating Expenses

Total operating expenses increased $4.2 million in the quarterly comparison due to an increase in advertising expenses and charitable food donations, which were partially offset by a decrease in freight and incentive compensation expenses. Total operating expenses, as a percentage of net sales, increased to 13.9% from 11.2% in the prior comparable quarter due to the reasons noted above and a lower net sales base.

_____________________

* Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts

Inventory

The value of total inventories on hand at the end of the current first quarter decreased $17.3 million, or 9.0%, year-over-year. The decrease in the value of total inventories was primarily due to the early shell out of inshell pecans, lower acquisition costs for all major tree nuts and lower quantities of finished goods and work in process. This decrease was partially offset by higher on hand quantities of pecans. The weighted average cost per pound of raw nut and dried fruit input stock on hand decreased 2.6% year-over-year mainly due to lower acquisition costs for all major tree nuts, which was partially offset by higher on hand quantities of pecans.

In closing, Mr. Sanfilippo commented “Looking ahead to the remainder of the fiscal year, a key priority is to successfully integrate our recently acquired snack bars manufacturing facility and business and optimizing its operations. We will also continue to seek opportunities to profitably grow our branded and private label consumer nut business as we face the ongoing headwinds of cautious consumers, competitive pricing pressures and a declining nut category. I would like to thank our amazing and hardworking team for their dedication and welcome our new Lakeville, Minnesota employees to the family, as we all work together to deliver long-term shareholder value.”

Conference Call

The Company will host an investor conference call and webcast on Wednesday, November 1, 2023, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link: https://register.vevent.com/register/BI10b2b735bb994f0c8d523c67e2272cb5. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried-fruit products, snack bars, and dried cheese, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Upcoming Event

The Company will be presenting at the Southwest IDEAS Conference in Dallas on November 15, 2023. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors at the phone number below.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut category generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate and integrate the acquired snack bar related assets of TreeHouse and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 28, 2023	September 29, 2022
Net sales	$234,105	$252,601
Cost of sales	177,083	201,958
Gross profit	57,022	50,643
Operating expenses:
Selling expenses	21,992	17,982
Administrative expenses	10,453	10,247
Total operating expenses	32,445	28,229
Income from operations	24,577	22,414
Other expense:
Interest expense	227	661
Rental and miscellaneous expense, net	356	402
Pension expense (excluding service costs)	350	349
Total other expense, net	933	1,412
Income before income taxes	23,644	21,002
Income tax expense	6,056	5,457
Net income	$17,588	$15,545
Basic earnings per common share	$1.52	$1.35
Diluted earnings per common share	$1.51	$1.34
Weighted average shares outstanding
— Basic	11,594,960	11,553,432
— Diluted	11,674,742	11,617,113

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 28, 2023	June 29, 2023	September 29, 2022
ASSETS
CURRENT ASSETS:
Cash	$838	$1,948	$298
Accounts receivable, net	68,363	72,734	76,401
Inventories	174,789	172,936	192,098
Prepaid expenses and other current assets	7,603	6,812	6,746
	251,593	254,430	275,543

PROPERTIES, NET:	137,993	135,481	136,162

OTHER LONG-TERM ASSETS:
Intangibles, net	17,966	18,408	17,271
Deferred income taxes	3,461	3,592	3,231
Operating lease right-of-use assets	6,845	6,427	2,430
Other assets	6,995	6,949	6,134
	35,267	35,376	29,066
TOTAL ASSETS	$424,853	$425,287	$440,771

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$6,008	$—	$42,624
Current maturities of long-term debt, net	688	672	2,046
Accounts payable	51,922	42,680	51,222
Bank overdraft	669	285	488
Accrued expenses	30,014	42,051	29,790
	89,301	85,688	126,170

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	6,924	7,102	7,612
Retirement plan	26,788	26,653	28,753
Long-term operating lease liabilities	5,136	4,771	1,242
Other	9,337	8,866	7,831
	48,185	47,392	45,438

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	91	91	90
Capital in excess of par value	132,733	131,986	129,572
Retained earnings	155,925	161,512	143,153
Accumulated other comprehensive loss	(204)	(204)	(2,474)
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	287,367	292,207	269,163
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$424,853	$425,287	$440,771